UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2024

ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 305-539-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 26, 2024, Royal Caribbean Cruises Ltd. (the “Company”) completed its previously announced private offering of $1.5 billion aggregate principal amount of 5.625% Senior Notes due 2031 (the “Notes”). The Company received net proceeds from the offering of approximately $1.49 billion (after deducting fees, commissions and expenses), which it intends to use to redeem and/or repay certain of its indebtedness, including, but not limited to, (i) to redeem all of the outstanding $700 million aggregate principal amount of its 7.250% Senior Notes due 2030, after which the Company will have no remaining guaranteed or secured notes outstanding; and (ii) to repay in full all of the outstanding $232 million aggregate principal amount of its Silver Dawn finance lease (including to pay fees and expenses in connection with each of the foregoing), on September 27, 2024 and November 25, 2024, respectively. Pending application in full of the proceeds, the Company may apply some of the proceeds to temporarily repay borrowings under its revolving credit facilities.

The Notes were issued by the Company pursuant to an indenture, dated September 26, 2024 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

Interest on the Notes accrues from September 26, 2024 at a rate of 5.625% per annum, and is payable semi-annually in arrears on September 30 and March 31 of each year, beginning March 31, 2025. The Notes will mature on September 30, 2031, unless earlier redeemed or repurchased.

The Company may, at its option, redeem, at any time and from time to time prior to September 30, 2027, some or all of the Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption plus a “make-whole premium” described in the Indenture. On or after September 30, 2027, the Company may, at its option, redeem, at any time and from time to time, some or all of the Notes at the applicable redemption prices set forth in the Indenture. In addition, at any time and from time to time prior to September 30, 2027, the Company may, at its option, redeem up to 40% of the aggregate principal amount of the Notes with the proceeds from certain equity offerings at the redemption price set forth in the Indenture. The Company may also redeem all, but not part, of the Notes upon the occurrence of specified tax events set forth in the Indenture.

The Indenture contains covenants that limit the ability of the Company and/or certain of its restricted subsidiaries to, among other things: (i) create or assume certain liens; (ii) enter into sale and leaseback transactions; and (iii) consolidate, merge or transfer all or substantially all of the Company’s assets. In addition, upon the occurrence of specified change of control triggering events, the Company may be required to offer to repurchase the Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. The Indenture also contains customary events of default.

The Notes were offered and sold in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered within the United States only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act, and outside the United States only to certain non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Notes. Copies of the Indenture and the Notes are attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference insofar as it relates to the creation of a direct financial obligation.

Item 8.01	Other Events.

On September 26, 2024, the Company issued a press release announcing the completion of a private offering of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of September 26, 2024, between Royal Caribbean Cruises Ltd. and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.2	Form of 5.625% Senior Notes due 2031 (included in Exhibit 4.1).

99.1	Press Release, dated September 26, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date: September 26, 2024	By:	/s/ Naftali Holtz
	Name:	Naftali Holtz
	Title:	Chief Financial Officer